United States securities and exchange commission logo





                     May 8, 2020

       Nelson Chai
       Chief Financial Officer
       Uber Technologies, Inc
       1455 Market Street, 4th Floor
       San Francisco, California 94103

                                                        Re: Uber Technologies,
Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 1-38902

       Dear Mr. Chai:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Keir Gumbs